Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated June 22, 2020, relating to the balance sheet of Health Sciences Acquisitions Corporation 2 as of June 11, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from May 25, 2020 (inception) through June 11, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 17, 2020